Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

October 28, 2011

iPath Exchange Traded Notes iPath® Short Extended S&P 500® TR Index ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC that seek to provide exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption¹, based on the performance of the index less investor fees and other applicable charges. The iPath® Short Extended S&P 500® TR Index ETN is linked to a leveraged return on the inverse performance of the S&P 500® Total Return Index (the “Index”). The ETNs do not pay any interest during their term and do not guarantee any return of principal at maturity or upon redemption1. In addition, the ETNs will be automatically redeemed if an automatic termination event occurs2. NOTE DETAILS INDEX SECTOR BREAKDOWN Ticker SFSA Information Technology 19.44% Intraday Indicative Value Ticker SFSA.IV Financials 13.59% Healthcare 12.14% Bloomberg Index Ticker SPTR Consumer Staples 11.68% Short Index Amount Ticker SFSA.IXNV Energy 11.63% Consumer Discretionary 10.65% T-Bill Amount Ticker SFSA.TBNV Industrials 10.27% Participation Ticker* SFSA.PTNV Utilities 3.97% CUSIP 06740P700 Materials 3.36% Telecommunication Services 3.29% Primary Exchange NYSE Arca Fee Rate** 0.35% Source: S&P as of 09/30/2011. Borrow Rate*** 0.50% Automatic Termination Level $10.00 per ETN TOP FIVE INDEX CONSTITUENTS Inception Date 11/29/10 (as of 09/30/2011) Maturity Date 11/30/20 APPLE INC 3.43% Index S&P 500® Total Return Index EXXON MOBIL CORP 3.43% * The “participation” is intended to approximate the ratio of the value of the notional INTL BUSINESS MACHINES CORP 2.03% exposure per ETN to the performance of the underlying Index relative to the value of each ETN, as is described in detail in the relevant prospectus. MICROSOFT CORP 1.80% The participation value will be published solely for informational purposes. It is not CHEVRON CORP 1.80% intended to serve as a basis for determining a price or quotation for the ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the ETNs. Source: S&P. Index constituents are subject to change. ** The daily investor fee is calculated on a daily basis in the following manner: On the initial valuation date, the daily investor fee will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily investor fee per ETN will equal the product of (a) the closing indicative note value on the immediately preceding calendar day times (b) the fee rate divided by (c) 365. ***The daily index borrow cost is calculated on a daily basis in the following manner: On the initial valuation date, the daily index borrow cost for the ETNs will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily index borrow cost per ETN will equal the product of (a) the short index amount on the immediately preceding calendar day times (b) the borrow rate divided by (c) 365. 1 Investors may redeem at least 25,000 units of the iPath® Short Extended S&P 500® TR Index ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. 2 Barclays Bank PLC will automatically redeem the ETN (in whole only, but not in part) if, on any valuation date prior to or on the final valuation date, the intraday indicative note value per ETN is less than or equal to $10.00. Before investing in the ETN, investors should read in full the relevant prospectus, available through visiting www.iPathETN.com.

iPath® Short Extended S&P 500® TR Index ETN INDEX DESCRIPTION INDEX CORRELATIONS* The S&P 500® Total Return Index is a capitalization-weighted index S&P 500 Index 1.00 intended to provide an indication of the pattern of stock price movement in the U.S. equities market, covering 75% of total U.S. equities market. Russell 2000 Index 0.94 S&P chooses companies for inclusion in the Index with the aim of MSCI Emerging Markets IndexSM 0.83 achieving a distribution by broad industry groupings that approximates MSCI EAFE Index 0.92 the distribution of these groupings in the common stock population of the U.S. equities market. Based on monthly returns for 09/06-09/11. * MSCI EAFE and MSCI Emerging Markets Indices reflect the Net Total Return versions of each Index. All other indices listed in this table reflect the Total Return version of each Index. Sources: S&P, Russell, MSCI, Inc. INDEX TOTAL RETURNS** (as of 09/30/2011) 1-YEAR 3-YEAR 5-YEAR STANDARD DEVIATION RETURN % RETURN % RETURN % % ANNUALIZED* S&P 500 Index 30.69 3.34 2.94 18.32 Russell 2000 Index –3.53 –0.37 –1.02 23.68 MSCI Emerging Markets IndexSM –16.15 6.27 4.87 28.61 MSCI EAFE Index –9.36 –1.13 –3.46 22.27 * Based on monthly returns for 09/06-09/11. **MSCI EAFE and MSCI Emerging Markets Indices reflect the Net Total Return versions of each Index. All other indices listed in this table reflect the Total Return version of each Index. Sources: S&P, Russell, MSCI, Inc. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do no reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and iPath ETN Performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of of the underlying index increases sufficiently such that, on any valuation principal. For a description of the main risks see “Risk Factors” in the date prior to or on the final valuation date, the intraday indicative note value applicable prospectus. of the Securities is less than or equal to the automatic termination value per Barclays Bank PLC has filed a registration statement (including a pro- Security, the Securities will be automatically redeemed at the automatic spectus) with the SEC for the offering to which this communication redemption value, which is determined by the calculation agent as soon as relates. Before you invest, you should read the prospectus and other practicable following the occurrence of an automatic termination event; documents Barclays Bank PLC has filed with the SEC for more complete therefore, the payment you receive on the automatic redemption date may information about the issuer and this offering. You may get these be less than the intraday indicative note value at the time of the automatic documents for free by visiting www.iPathETN.com or EDGAR on the termination event. Following the calculation of the automatic redemption SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will value, you will not benefit from any subsequent decrease in the applicable arrange for Barclays Capital Inc. to send you the prospectus if you index level. The payment you receive following an automatic termination request it by calling toll-free 1-877-764-7284, or you may request a event may be significantly less than the principal amount of the Securities copy from any other dealer participating in the offering. and may equal $0. The “participation” value for the Securities, as described in the applicable pricing supplement, is published solely for informational BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. purposes. It is not intended to serve as a basis for determining a price or iPath ETNs (the “Securities”) are unsecured obligations of Barclays quotation for the Securities, or as a basis for an offer or solicitation for the Bank PLC and are not secured debt. The Securities are riskier than purchase, sale, redemption or termination of the Securities. ordinary unsecured debt securities and have no principal protection. An investment in iPath ETNs linked to a leveraged participation in the Risks of investing in the Securities include limited portfolio diversification, inverse performance of the S&P 500® Total Return Index is subject to risks trade price fluctuations, uncertain principal repayment, and illiquidity. associated with fluctuations, particularly an increase, in the value of the Investing in the Securities is not equivalent to investing directly in an index underlying index. The market value of the Securities may be influenced by or in any particular index components. The investor fee will reduce the many unpredictable factors. Leverage increases the sensitivity of the amount of your return at maturity or on redemption, and as a result you Securities to changes in the value of the underlying index. The ratio between may receive less than the principal amount of your investment at maturity the value of the Securities and the notional exposure of each Security to the or upon redemption of your Securities even if the level of the relevant index underlying index will fluctuate during the term of the Securities. has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. “Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed The Securities may be sold throughout the day on the exchange through for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, any brokerage account. There are restrictions on the minimum number of sold or promoted by S&P and S&P makes no representation regarding the Securities you may redeem directly with the issuer as specified in the advisability of investing in the Securities. applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the Sales in the secondary market may result in significant losses. iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and I0911 For an investment in iPath ETNs linked to a leveraged participation in the used with the permission, of their respective owners. iP-0486-1111 - inverse performance of the S&P 500® Total Return Index, any increase in iP-3718-01RB-10/11 SFSA the level of the underlying index will result in a significantly greater - decrease in the repayment amount, and you may receive less than your Not FDIC Insured No Bank Guarantee May Lose Value iP original investment in the ETNs at maturity or upon redemption. If the level FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com